UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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St. Mary Land & Exploration Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 30, 2007

Dear Stockholder:

You are cordially invited to attend the 2007 annual meeting of stockholders, which will be held in the J. D. Hershner Room of Wells Fargo Bank located at 1700 Lincoln Street in Denver, Colorado, on Tuesday, May 15, 2007, at 3:00 p.m. local time.

At the meeting, you and the other stockholders will vote on:

•       The election of eight directors; and

•       The ratification of the appointment by the Audit Committee of Deloitte & Touche, LLP as the Company’s Independent Registered Public Accounting Firm.

You will also have the opportunity to hear reports on St. Mary’s operations and to ask questions of general interest. You can find other, more specific information about the meeting in the accompanying proxy statement, and you can find detailed information about St. Mary in the enclosed annual report or at our website www.stmaryland.com.

Please complete and sign the enclosed proxy card and return it promptly in the accompanying envelope, or use the telephone or internet voting systems described on the proxy card. This will ensure that your shares are represented at the meeting even if you cannot attend.

Thank you for your cooperation by returning your proxy card, or voting by telephone or the Internet as promptly as possible. We hope to see many of you at our meeting in Denver.

Very truly yours,

Anthony J. Best
CEO & President

St. Mary Land & Exploration Company

1776 Lincoln Street, Suite 700

Denver, Colorado 80203

Notice of Annual Stockholders’ Meeting

on May 15, 2007

To All Stockholders:

The 2007 annual meeting of the stockholders of St. Mary Land & Exploration Company will be held in the J. D. Hershner Room of Wells Fargo Bank at 1700 Lincoln Street in Denver, Colorado, on Tuesday, May 15, 2007, at 3:00 p.m. local time. The purpose of the meeting is:

1.    To elect eight directors to serve during the next year;

2.                To ratify the appointment by the Audit Committee of Deloitte & Touche, LLP as the Company’s Independent Registered Public Accounting Firm; and

3.                To transact any other business which may properly come before the meeting.

Only stockholders of record at the close of business on March 30, 2007, may vote at this meeting.

Please sign, date, and return the accompanying proxy card in the enclosed envelope as soon as possible, or use the telephone or internet voting systems described on the proxy card. Any stockholder may revoke its proxy at any time before the vote is taken at the meeting.

By Order of the Board of Directors
St. Mary Land & Exploration Company

David W. Honeyfield
Senior VP—Chief Financial Officer, Secretary & Treasurer

Denver, Colorado

March 30, 2007

Proxy Statement Table of Contents

St. Mary Land & Exploration Company
1776 Lincoln Street, Suite 700
Denver, Colorado 80203
(303) 861-8140

Proxy Statement

General

This proxy statement contains information about the 2007 annual meeting of stockholders of St. Mary Land & Exploration Company to be held in the J. D. Hershner Room of Wells Fargo Bank at 1700 Lincoln Street in Denver, Colorado, on Tuesday, May 15, 2007, at 3:00 p.m. local time. The St. Mary Board of Directors is using this proxy statement to solicit proxies for use at the annual meeting. In this proxy statement, “St. Mary”, “the Company”, we, and us refer to St. Mary Land & Exploration Company inclusive of its subsidiaries. This proxy statement and the enclosed proxy card were mailed to you on or about April 12, 2007.

Purpose of the Annual Meeting

At the Company’s annual meeting, stockholders will vote on:

•       the election of the eight directors as outlined in the accompanying notice of meeting;

•       the ratification of the appointment by the Audit Committee of Deloitte & Touche, LLP as the Company’s Independent Registered Public Accounting Firm; and

•       to transact any other business which may properly come before the meeting.

As of the date of this proxy statement, the Company is not aware of any business to come before the meeting other than the items noted above.

Who Can Vote

Only stockholders of record at the close of business on the record date of March 30, 2007, are entitled to receive notice of the annual meeting and to vote the shares of St. Mary common stock they held on that date. As of March 30, 2007, there were 62,760,158  shares of St. Mary common stock issued and outstanding, net of 250,000 shares held in treasury by the Company. Holders of St. Mary common stock are entitled to one vote per share and are not allowed to cumulate votes in the election of directors. The enclosed proxy card shows the number of shares that you are entitled to vote.

How to Vote

If your shares of St. Mary common stock are held by a broker, bank, or other nominee (in “street name”), you will receive information from them on how to instruct them to vote your shares.

If you hold shares of St. Mary common stock in your own name (as a “stockholder of record”), you may give instructions on how your shares are to be voted by marking, signing, dating, and returning the enclosed proxy card in the accompanying postage paid envelope or by following the telephone or internet voting procedures described on the proxy card. The telephone and internet voting procedures are designed to ensure that proxies are handled properly under Delaware law. Votes cast in either of these two manners are authenticated by use of a personal identification number and allow stockholders to confirm that their instructions have been properly recorded. If you vote by telephone or the Internet, you do not have to mail in your proxy card.

If you hold shares in both street name and as a stockholder of record, you must vote separately for each set of shares.

A proxy, when properly completed and not revoked, will be voted in accordance with its instructions. If no voting instructions on a particular matter are given on a properly executed and unrevoked proxy card, the shares represented by the proxy will be voted on that particular matter as follows:

•       FOR the election as directors of the eight nominees named in this proxy statement under the caption “Nominees for Election as Directors”; and

•       FOR the ratification of the appointment by the Audit Committee of Deloitte & Touche, LLP as the Company’s Independent Registered Public Accounting Firm.

Revoking a Proxy

You may revoke a proxy before the vote is taken at the meeting by:

•       submitting a new proxy with a later date either signed and returned by mail or transmitted using the telephone or internet voting procedures before the meeting;

•       by voting in person at the meeting; or

•       by filing a written revocation with St. Mary’s Secretary.

Your attendance at the annual meeting will not automatically revoke your proxy.

Voting Requirements

Election of Directors—The St. Mary By-Laws provide that the election of directors shall be decided by the vote of the holders of a majority of the shares present in person or by proxy at the meeting and entitled to vote. Any shares present but not voted for approval, including withheld votes and broker non-votes, will have the same effect as if the shares were voted against approval.

Ratification of Deloitte & Touche, LLP as the Company’s Independent Registered Public Accounting Firm—This ratification shall be decided by the vote of the holders of a majority of the shares present in person or by proxy at the meeting and entitled to vote. Any shares present but not voted for approval, including withheld votes and broker non-votes, will have the same effect as if the shares were voted against approval.

Quorum

A quorum of stockholders is necessary to hold a valid meeting. A quorum will exist if stockholders of one-third of the outstanding shares of common stock are present at the meeting in person or by proxy. Abstentions and broker non-votes count as present for establishing a quorum. A broker non-vote occurs on a matter when a broker is not permitted to vote on that matter without instruction from the beneficial owner of the shares and no instruction is given. Shares held by St. Mary in its treasury are not entitled to vote and do not count toward a quorum. If a quorum is not present, the meeting may be adjourned until a quorum is obtained.

Payment of Proxy Solicitation Costs

St. Mary will pay all costs of soliciting proxies. The solicitation will be made by mail. In addition to mailing proxy solicitation material, St. Mary officers, directors, and employees may also solicit proxies in person, by telephone, or by other electronic means of communication. St. Mary will ask banks, brokers, other institutions, nominees, and fiduciaries to forward the proxy material to their principals and obtain authority to execute proxies. St. Mary will reimburse them for reasonable expenses.

ELECTION OF DIRECTORS

All directors of the Company are elected annually. At this meeting, eight directors are to be elected to serve for one year or until their successors are elected and qualified. The Company’s nominees for these directorships are identified below; all are currently serving in that capacity.

The Corporate Governance Guidelines provide that the Nominating and Corporate Governance Committee of the Board of Directors shall be responsible for identifying and recommending directors for nomination by the Board for election as members of the Board. This committee performed its evaluation and nominating committee functions during 2006 and early 2007. The committee selects each nominee based on the nominee’s skills, achievements, and experience. As set forth in the Company’s Corporate Governance Guidelines, the Board as a whole should have broad and relevant experience in high level business policymaking and a commitment to representing the long term interests of the stockholders. The committee believes that each nominee should have experience in positions of responsibility and leadership, an understanding of the Company’s business environment, and a reputation for integrity.

The committee evaluates each potential nominee individually and in the context of the Board as a whole. The objective is to recommend a group that will effectively contribute to the long-term success of the Company and represent stockholder interests. In determining whether to recommend a director for reelection, the committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board.

When seeking candidates for a new director, the committee solicits suggestions from incumbent directors, management, stockholders, and others. The committee has authority under its charter to retain a search firm for this purpose. If the committee believes a candidate would be a valuable addition to the Board of Directors, it recommends his or her candidacy to the full Board of Directors.

The committee will consider suggestions by stockholders of possible future nominees. Stockholders may nominate persons for election to the Board in accordance with the Company’s By-Laws. No such suggestions were received during 2006. Stockholder suggestions should be delivered on or before November 1 in any year before the next annual meeting. In addition, St. Mary’s By-Laws permit stockholders to nominate directors for election at an annual meeting, provided that advance written notice of the nomination containing the information required under the By-Laws is received by the Secretary of St. Mary not less than 75 days nor more than 105 days before the first anniversary date of the immediately preceding annual meeting. Accordingly, proper notice of a stockholder nomination for election as director for the 2008 annual meeting must be received by St. Mary between January 31, 2008, and March 1, 2008.

The proxies will be voted in favor of the nominees unless a contrary specification is made in the proxy. All nominees have consented to serve as directors of the Company if elected. However, if any nominee is unable to serve or for good cause will not serve as a director, the persons named in the proxy intend to vote in their discretion for a substitute who will be designated by the Board of Directors.

The Board of Directors recommends voting “FOR” electing the nominees.

NOMINEES FOR ELECTION AS DIRECTORS

Biographical information as of February 15, 2007, including principal occupation and business experience during the last five years, of each nominee for director is set forth below. Unless otherwise stated the principal occupation of each nominee has been the same for the past five years.

	Age	Director Since

Barbara M. Baumann is President of Cross Creek Energy Corporation, which provides consulting services for oil and gas exploration and production companies. Ms. Baumann has held that position since July 2003. From 2001 to July 2003, Ms. Baumann was Executive Vice President of Associated Energy Managers LLC, an investment manager and general partner of a private equity energy fund specializing in oil and gas investments for institutional investors. From 1983 to 2001, Ms. Baumann was employed by BP Amoco and held a variety of financial and operational management positions, including Chief Financial Officer of an environmental remediation subsidiary, Vice President of the San Juan Business Unit, and the Commercial Operations Manager of the Western Business Unit. Ms. Baumann is also a director of UniSource Energy Corporation, the parent company for Tucson Electric Power Company.

	51	2002

Anthony J. Best is President and Chief Executive Officer of St. Mary. Mr. Best joined St. Mary in June 2006 as President and Chief Operating Officer. In December 2006, Mr. Best relinquished his position as Chief Operating Officer when Javan D. Ottoson was elected to that office. On February 23, 2007, Mr. Best was elected Chief Executive Officer of St. Mary when Mark Hellerstein retired from that position. Mr. Best was appointed to the Board, concurrent with his appointment as Chief Executive Officer. From 2003 to October 2005, Mr. Best was President and Chief Executive Officer of Pure Resources, Inc., a subsidiary of Unocal, where he managed all of Unocal’s onshore U.S. assets. From 2000 to 2002, Mr. Best had an oil and gas consulting practice working with various energy firms. From 1979 to 2000, Mr. Best was with ARCO in a variety of positions, including a period as President—ARCO Permian, President—ARCO Latin America, Field Manager for Prudhoe Bay, and VP—External Affairs for ARCO Alaska.

	57	2007
Larry W. Bickle is Executive in Residence for Haddington Ventures, L.L.C., a private equity fund that invests in midstream energy companies and assets. Mr. Bickle was Managing Director of Haddington from June 1997 to 2005. From 1984 to 1997, Mr. Bickle was Chairman of the Board and Chief Executive Officer of TPC Corporation (formerly Tejas Power Corporation), a NYSE listed gas storage, transportation, and marketing company that he founded. Mr. Bickle is also a director of UniSource Energy Corporation, the parent company for Tucson Electric Power Company	61	1995

William J. Gardiner is Vice President and Chief Financial Officer of King Ranch, Inc., a privately held ranching and agricultural company that owns the historic 825,000 acre “King Ranch” in south Texas. Mr. Gardiner has held that position since 1996. Before joining King Ranch in 1996, Mr. Gardiner served as Executive Vice President and Chief Financial Officer of CRSS, Inc., a NYSE listed independent power producer. Mr. Gardiner was employed by CRSS for approximately 20 years. Mr. Gardiner was initially appointed as a director of St. Mary in connection with St. Mary’s acquisition of King Ranch Energy, Inc. in 1999.

	52	1999

Mark A. Hellerstein is Chairman of the Board of St. Mary. Mr. Hellerstein served St. Mary as President from 1992 to June 2006, served as Chief Executive Officer from 1995 to February 2007, and was appointed Chairman of the Board in September 2002. Mr. Hellerstein has become a non-employee member of the Board concurrent with his resignation as Chief Executive Officer on February 23, 2007. Mr. Hellerstein has served on the Board of Transocean Inc. since December 2006.	54	1992

Julio M. Quintana is the President and Chief Executive Officer of TESCO Corporation, a company that supplies oilfield drilling technology, oilfield services and equipment. Mr. Quintana joined the St. Mary Board on July 7, 2006. Prior to his appointment to his current position at TESCO Corporation in September 2005, he served as Executive Vice President and Chief Operating Officer at TESCO. From 1999 to 2004, Mr. Quintana was employed at Schlumberger as the VP—Integrated Project Management in 2003 and 2004 and was the VP—Exploitation for North and South America in 2002 and 2003 and the VP—Marketing for North and South America in 2002 and 2001. Mr. Quintana began his career at Unocal Corporation where he spent 20 years working in various engineering and leadership roles.

	47	2006

John M. Seidl is Chairman of the Board of EnviroFuels, LLC, a privately held corporation that develops, manufactures, and markets technology that intends to improve the performance and efficiency of internal combustion engines, boilers, and other engine designs. Mr. Seidl has held that position since January 2006 and prior to January 2006, he was Vice Chairman of EnviroFuels’ advisory board. From June 2001 through December 2004, Mr. Seidl was Chief Program Officer, Environment, of the Gordon and Betty Moore Foundation, a private grant making foundation, which seeks and funds higher education, scientific research, environmental, and San Francisco Bay Area projects. From September 1999 through June 2004, Mr. Seidl was Chairman of Language Line Services, a privately held provider of over the phone language interpretation and document translation services. Mr. Seidl’s business career from 1978-1992 was in energy or energy related businesses.

	68	1994

William D. Sullivan has been serving as a director of Targa Resources Partners GP, LLC since February 2007, (Targa Resources Partners LP was listed on NASAQ in February 2007). Additionally, Mr. Sullivan has been serving as a director of Legacy Reserves GP, LLC since March 2006 (Legacy Reserves LP was listed on the NASDAQ in January 2007). For a brief amount of time, June 15, 2005, to August 5, 2005, Mr. Sullivan served as President and Chief Executive Officer of Leor Energy LP. Mr. Sullivan was with Anadarko Petroleum Corporation from 1981 to August 2003. From August 2001 to August 2003, Mr. Sullivan was Executive Vice President, Exploration and Production at Anadarko. Mr. Sullivan also served Anadarko as VP, Operations—International, Gulf of Mexico and Alaska in 2001, VP—International Operations from 1998 to 2000, and VP—Algeria from 1995 to 1998.

	50	2004

OTHER MATTERS TO BE VOTED ON

Ratification of the appointment by the Audit Committee of Deloitte & Touche, LLP as the Company’s Independent Registered Public Accounting Firm.

St. Mary’s stockholders are being asked to ratify the appointment by the Audit Committee of Deloitte & Touche, LLP as the Company’s Independent Registered Public Accounting Firm. Deloitte has served as the Company’s Independent Registered Public Accounting Firm since 2001 and the Audit

Committee believes it will engage Deloitte to perform an audit again as of and for the year ended December 31, 2007.

The Audit Committee is responsible for selecting the Company’s independent auditors for the fiscal year ending December 31, 2007. Stockholder approval is not required to appoint Deloitte & Touche, LLP as the Company’s independent auditors for fiscal year 2007. Notwithstanding, the Board of Directors believes that submitting the appointment of Deloitte & Touche, LLP to the stockholders for ratification is good corporate governance. The Audit Committee is solely responsible for selecting the Company’s independent auditors. If the stockholders do not ratify this appointment, the Audit Committee will review its future selection of independent auditors.

The Board of Directors recommends voting “FOR” the ratification of the appointment by the Audit Committee of Deloitte & Touche, LLP as the Company’s Independent Registered Public Accounting Firm.

CORPORATE GOVERNANCE

Board of Directors

The Board is comprised of a majority of independent directors. The Board has determined that the following directors are independent and do not have any material relationship with the Company other than as a director and stockholder of the Company: Barbara M. Baumann, Larry W. Bickle, Thomas E. Congdon, William J. Gardiner, Julio M. Quintana, John M. Seidl, and William D. Sullivan. Mr. Congdon will be serving out his remaining term, however, he will not be standing for re-election. In its conclusions as to the independence of these directors, the Board considered past employment, remuneration, and any relationship with the Company. In making its determination as to the independence of the members of the Board of Directors, the Board considered the independence tests described in Section 303A.02 of the Corporate Governance Standards of the New York Stock Exchange’s Listed Company Manual.

The Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee are each comprised solely of independent directors. The written charters for all three independent committees are available on the Company’s website at www.stmaryland.com. Also available on the website are the Company’s Corporate Governance Guidelines, Code of Business Conduct and Ethics, and Executive Committee Charter. The committee charters, the Corporate Governance Guidelines, and the Code of Business Conduct and Ethics, that applies to all employees, officers, and members of the Board of Directors of the Company, will be furnished in print to any stockholder who requests them.

Presiding Director at the Nonmanagement Directors’ Executive Sessions

All independent directors meet in executive session immediately before each regularly scheduled meeting of the Board of Directors or as deemed necessary. Mr. Seidl has presided at these executive sessions.

Communication with the Directors of the Company

The Board of Directors welcomes questions or comments about the Company and its operations. Those interested may contact the Board of Directors as a whole, nonmanagement directors, or any one or more specified individual directors by sending a letter to the intended recipients’ attention in care of St. Mary Land & Exploration Company, Corporate Secretary, 1776 Lincoln Street, Suite 700, Denver, CO 80203. All such communications other than commercial advertisements will be forwarded to the appropriate director or directors for review.

BOARD AND COMMITTEE MEETINGS

The full Board of Directors met thirteen times during 2006. Each director participated in at least 85 percent of the Board meetings and at least 90 percent of the committee meetings held during the director’s tenure on the Board and its committees.

It is the Company’s policy that each director is expected to attend the Annual Meeting of Stockholders. Each director, who was a director at the time, attended the 2006 Annual Meeting of Stockholders.

The Board has an Audit Committee, Nominating and Corporate Governance Committee, Compensation Committee, and an Executive Committee. The Audit Committee, the Nominating and Corporate Governance Committee, and the Compensation Committee are each comprised solely of independent directors.

Each of the committees and the entire Board separately evaluated their respective performance for the year 2006. The performance evaluation process was supervised and the evaluations were reviewed by the Nominating and Corporate Governance Committee and discussed amongst the full Board.

The following table sets forth the members of each committee, as of December 31, 2006, and the number of meetings held in 2006.

Name of Director	Audit Committee		Nominating and Corporate Governance Committee		Compensation Committee		Executive Committee
Barbara M. Baumann	X				X	*	X
Larry W. Bickle			X		X
Thomas E. Congdon							X
William J. Gardiner	X	*					X
Mark A. Hellerstein							X	*
Julio M. Quintana	X
John M. Seidl	X		X	*
William D. Sullivan			X		X
Number of Meetings in 2006	10		2		6		—

*                    Chairperson

The Audit Committee assists the Board in fulfilling its oversight responsibilities for financial reporting by the Company. Audit Committee members are prohibited from serving on more than three audit committees of public companies. Barbara M. Baumann is a member of the audit committee of Unisource Energy Corporation and is the only Audit Committee member that serves on another company’s audit committee. The Audit Committee is solely responsible for the engagement and discharge of independent auditors and reviews the quarterly and annual financial results. The committee reviews the audit plan and the results of the audit with the independent auditors and reviews the independence of the auditors, the range of audit fees, the scope and adequacy of St. Mary’s system of internal accounting controls, and the Company’s risk management policies. The Audit Committee also has oversight responsibility for the internal audit function of the Company. The Audit Committee is currently composed of four directors, each of whom is independent as defined by the New York Stock Exchange listing standards. See the Audit Committee Report contained in this proxy statement.

While each of the Audit Committee members are considered financially literate, the Board of Directors has determined that three of the four members of the current Audit Committee, Barbara M. Baumann, William J. Gardiner, and John M. Seidl, are financial experts as the term is defined by the Securities and Exchange Commission (“SEC”).

The Nominating and Corporate Governance Committee’s primary function is to nominate the individuals to be elected to the Board of Directors and to oversee all corporate governance policies of the Board of Directors.

The Compensation Committee’s primary function is to oversee the administration of the Company’s employee benefit plans and to establish the Company’s compensation policies. The Compensation Committee recommends to the Board the compensation arrangements for senior management and directors, adoption of compensation plans in which officers and directors are eligible to participate, and the granting of equity based compensation or other benefits under compensation plans. The “Compensation Discussion and Analysis” describes these responsibilities and the manner in which they are discharged.

The Executive Committee has the authority to act on behalf of the Board of Directors and the Company with respect to matters as to which it has been authorized to act by the Board of Directors, provided that such matters are not in conflict with the Certificate of Incorporation or By-Laws of the Company or applicable laws, regulations, or rules or the listing standards of the New York Stock Exchange.

There are no arrangements or understandings between any director and any other person pursuant to which that director was or is to be elected.

DIRECTOR COMPENSATION

Employee directors do not receive additional compensation for serving on the Board of Directors or any committee.

The fiscal service period for directors is the period from one annual meeting to the next. For the last fiscal year the period was from May 17, 2006, through May 15, 2007. For this period, target base compensation for each member of the Board of Directors has been set at $160,000 annually, plus committee and attendance fees. Primary director compensation is in the form of stock grants and is fully described below.

The stock compensation for non-employee directors is as follows:

•       The payment of the primary compensation of the $160,000 is made in the form of restricted stock which is issued upon election to the Board by the stockholders. In determining the number of shares to be issued to the directors to satisfy the $160,000 target amount, the Company uses the market value of the stock on the date of election. This resulted in a grant of restricted stock to each non-employee director elected by the stockholders on May 17, 2006, of 4,346 shares of St. Mary common stock. Mr. Quintana was issued 3,751 of restricted shares upon his addition to the Board in July 2006. This amount represents a prorated value for the proportional remaining service period. These shares were issued from St. Mary’s 2006 Equity Incentive Compensation Plan. The shares become fully earned over the annual service period and carry a one-year holding period restriction following the expiration of the earning period as imposed by the Company. The actual compensation expense that is recorded in the Company’s financial statements is the fair value of the restricted share grant as calculated under the valuation provisions required by Statement of Financial Standard No. 123(R)—“Share Based Payment”.

The cash component of the director compensation for non-employee directors is as follows:

•       Payment of $750 for each Board meeting attended.

•       Payment of $600 for each committee meeting attended in person and $375 for each telephonic committee meeting.

•       Reimbursement for expenses incurred in attending Board and committee meetings.

The committee chairs receive the following cash payments in recognition of the additional workload of their respective committee assignments. These amounts are paid concurrent with the beginning of the annual service period.

Audit Committee—$15,000

Compensation Committee—$5,000

Nominating and Corporate Governance Committee—$5,000

Mr. Hellerstein became the non-executive Chairman of the Board concurrent with his retirement as Chief Executive Officer on February 23, 2007. The Compensation Committee, after consultation with an external compensation consultant, has determined that Mr. Hellerstein will be paid an additional $100,000 on an annual basis, beginning with the expiration of his employment agreement on June 30, 2007. This payment will be in the form of restricted stock and will be supplemental to the basic director compensation.

Finally, the directors are eligible to participate in the St. Mary Land & Exploration Company health, pharmacy, dental, and vision insurance programs. Directors are charged a premium that is equal to the COBRA rates associated with the Company’s plan. The ability to participate in this plan is considered non-compensatory.

The following table sets forth the annual and long-term compensation received during 2006 by the non-employee directors of St. Mary. The amounts presented represent the fair value of compensation expense that has been recorded by the Company. The stock based component of the compensation has been recorded based on the valuation provisions required by the Statement of Financial Standard No. 123(R)—“Share Based Payment”. Cash based compensation is recorded based on the monetary amount paid to the individual director.

					Change In
					Pension Value
					and Non-
					Qualified
	Fees Earned			Non-Equity	Deferred
	or Paid in			Incentive Plan	Compensation	All Other
	Cash	Stock Awards	Option Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)	($)	($)	($)	($)	($)
Barbara M. Baumann	$20,675	$138,747	$—	$—	$—	$—	$159,422
Larry W. Bickle	$13,575	$138,747	$—	$—	$—	$—	$152,322
Thomas E. Congdon	$9,750	$138,747	$—	$—	$—	$—	$148,497
William J. Gardiner	$29,625	$138,747	$—	$—	$—	$—	$168,372
Julio M. Quintana	$5,325	$126,515	$—	$—	$—	$—	$131,840
John M. Seidl	$21,425	$138,747	$—	$—	$—	$—	$160,172
William D. Sullivan	$12,375	$138,747	$—	$—	$—	$—	$151,122

OTHER REPORTABLE ITEMS RELATED TO PAYMENTS MADE BY THE
COMPANY ASSOCIATED WITH SERVICE OF A DIRECTOR

There are no other reportable items related to payments made by the Company associated with service of a director.

COMPENSATION DISCUSSION AND ANALYSIS

Authority and framework for the Compensation Committee.

Executive compensation at St. Mary Land & Exploration Company is determined by the Compensation Committee (the “Committee”) of the Board of Directors. The Committee is comprised of three independent directors and operates under the framework of a formal charter. This charter is available for review on the St. Mary website. The members of the Committee are appointed by the Board of Directors for the purposes of:

•       Overseeing the administration of the Company’s employee compensation and benefit plans;

•       Establishing the Company’s compensation policies;

•       Assisting the Board in discharging its responsibilities relating to compensation of the Company’s executives;

•       Reviewing and approving the Company’s general compensation strategy and objectives;

•       Reviewing the performance and compensation of the Chief Executive Officer on an annual basis;

•       Reviewing and approving recommendations for base compensation for the executive officers of the Company;

•       Reviewing and approving the individual benefits that are earned each year for the cash bonus, stock compensation, and the participation levels in the Net Profits Interest Bonus Plan (“NPP”);

•       Reviewing the performance of the Company’s pension and 401(k) plans;

•       Reviewing and making recommendations to the Board with respect to the compensation of directors, including director and committee fees, cash retainers, and equity based compensation; and

•       Producing a Compensation Committee Report as required by the SEC to be included in the Company’s annual proxy statement and annual report on Form 10-K filed with the SEC.

The Committee has authority to retain, at the Company’s expense, consultants, advisors, and counsel as deemed appropriate in its sole discretion, in order to fulfill its responsibilities and duties. The Committee has sole authority to retain and terminate any compensation consultant to be used in the evaluation of director, chief executive officer or senior executive compensation and has the sole authority to approve the consultant’s fees and other retention terms. The Committee also has the authority to obtain advice and assistance from internal or external legal, accounting or other advisors as it deems necessary.

Objectives of the Company’s Compensation Programs.

The Company uses compensation programs to attract, retain, and motivate talented management personnel at a reasonable cost. The Committee believes it has structured the compensation plans to encourage management to obtain superior returns for St. Mary’s stockholders and to promote the preservation and growth of the Company’s income-producing assets. The majority of the value in the executive compensation plan design is incentive-based and driven by metrics tied to net asset value growth.

The compensation program is designed to reward behavior that achieves these objectives and that ultimately increases stockholder value on a per share basis. The programs are believed to align management’s interests with the long-term interests of stockholders.

The Committee maintains the ability to use business judgment and appropriate discretion in the application of the criteria for structuring, evaluating, and setting executive compensation. Although there are defined criteria in place, the Committee evaluates the results of the programs against other business factors with the design of making appropriate compensation decisions that are reflective of the environment and contribution of the executive.

We intend for our compensation plans to provide a level of compensation to an individual executive that is competitive with compensation provided by companies performing at a level similar to St. Mary. Periodically, the Compensation Committee utilizes the services of third party compensation consultants to assess the overall executive compensation program. As part of compensation reviews, the Committee compares St. Mary’s compensation against survey data provided by a reputable third party salary survey that is specific to the oil and gas industry. Additionally, the Committee evaluates data from peer company selections. These selections are intended to be representative of companies of comparable size and performance in our industry sub-segment. Clearly, the selection of the peer group is important, and the ability to measure the resulting return to stockholders is an integral part of the peer group selection criteria. We believe that total executive compensation should reflect the relative performance of the Company as compared to its peer group.

The following compensation elements consider both current and long-term compensation. The current compensation elements of salary, cash bonus, and benefits are designed to reward the effort and results that the employee has delivered in the current year. The longer-term component of the equity compensation is designed to ensure that employee interests are aligned with the interests of our stockholders and that there is a longer-term commitment to the Company as evidenced by the vesting and restriction periods. Simply put, there is an element of retention that is built into the equity component of compensation. Initially, the Company had designed a stock option plan in which the number of options granted was calculated such that the value would be equal to an employee’s base salary at the time of grant in the event the stockholders’ realized a 15 percent compounded return on their stock over the ensuing five years. This plan was replaced with the restricted stock unit (“RSU”) program, which was scaled to approximate the actual historical value of the stock option program based on the average cash incentive bonuses. Under this plan, most participants receive RSUs equal to two times the cash incentive bonus amount. The Chief Executive Officer, Executive Vice President and Senior Vice Presidents receive RSUs equal to four times the cash incentive bonus amount. Finally, the NPP incentive program is designed to provide a benefit to employees only after the Company has been repaid for its initial and ongoing investment, therefore providing an incentive to employees to make prudent decisions that are intended to generate a return to the Company in a timely manner. The value of the NPP was originally designed to be approximately equal to the equity component of compensation, which has the result of balancing a long-term program with a portion of long-term cash compensation and equity value.

The cash bonus and RSU incentive components of our compensation system are measured against the value of our underlying asset, our oil and gas assets. Since a large component of the value of an incentive award to an individual is determined based upon the estimate of the proved developed oil and gas reserves, the Company may have to consider the impact of the revision of estimates to such oil and gas reserve determinations. On occasion, there are revisions of estimates that result from unexpected performance of the underlying asset. In years where a revision is deemed to have been significant, the Company and the Compensation Committee will evaluate if the effect of the revision would have had a significant impact on the scorecard result for the prior period. If such a determination is made, the Committee may retroactively adjust the prior year compensation. To date, prior year compensation has not been clawed back from recipients nor have additional amounts been paid to the recipients; rather the current year payout amounts have been adjusted. From year to year, the impact of typical revisions are factored into the current period scorecard calculation. This approach recognizes that reservoir engineering is an inexact science and that well performance can be better understood with the passage of time.

The elements of executive compensation are as follows.

•       Base salary—Base salary is intended to provide a foundation of compensation that recognizes the level of responsibility and authority of each individual executive. The base salary is the driver of the other components of incentive compensation. Generally, the Chief Executive Officer makes recommendations to the Committee for the executive management team, excluding himself. The Committee then reviews these recommendations together with the reasons underlying the recommendations. After considering the recommendations from the Chief Executive Officer, the data from the compensation survey, data from the Company’s industry peer group, as well as any information provided by an external consultant, if utilized, the Committee determines the salary range for various executive positions. The Committee evaluates similar attributes in determining the compensation level of the Chief Executive Officer and is solely responsible for determining this compensation. In the determination of base salary, the Company targets base compensation at the mid-point of the survey and peer group data selected. The mid-point is believed to be the appropriate base salary because when combined with the incentive compensation programs, the total compensation is believed to be the appropriate total compensation level for the executives.

•       Incentive Compensation—The Company has established three incentive compensation plans, each with the potential to substantially increase annual compensation of an executive officer, provided that the economic performance of the Company meets certain targets and the individual performance of the executive aligns with expectations. These incentive plans have certain specific objectives that are to be met in order for the plans to provide meaningful benefits to the executives. The overall design of these incentive plans is to provide a level of compensation to the individual executive that is competitive with companies that are performing at a level similar to St. Mary.

The measured results of our determination criteria for the cash bonus and equity bonus plans generate a pool of dollars and shares that are available to be distributed to the executives. The resulting amounts available for distribution incorporate the results of the Company as a whole, the regional performance for those executives in regional positions, and the individual’s performance within the year.

•        Cash Bonus Plan.   Each year the Compensation Committee of the Board of Directors evaluates the overall performance of the Company as well as the Company’s individual operating regions. With input from management and after consideration of the performance results for the year, the Committee determines the total cash bonus available to be allocated to executive officers and key employees. Criteria considered in measuring the performance of the Company for a given year include measured changes in the net asset value of the Company as calculated internally, growth in proved developed reserves and growth in production. This process is known internally as our “scorecard.” To determine the increase in net asset value, we measure the impact of the change in net asset value of proved developed and proved developed non-producing assets, net of capital expenditures and cash flows. By including these two reserve categories, the delivered results of a capital investment decision form the basis for determining the bonus percentages for a given year. In essence, the Company has not rewarded employees for the delivery of potential value that is dependent upon execution in a future period. In making the determination of the change in net asset value, the measurement system is designed to be partially isolated from the effects of commodity price. However, this isolation is not total since the realized cashflows generated by the Company in any given year are also components of the scorecard.

The Company uses an established threshold and graduated scale that measures the results of the realized performance metrics. In limited cases, subjective measures are considered where it is determined to be appropriate. As the plan is currently administered, the Company must generate a ten percent growth in net asset value in proved developed oil and gas reserves in order for executive officers and key employees to be paid a cash bonus. An executive officer and many of our employees are eligible to earn up to 50 percent of their base compensation in the form of an incentive cash bonus in a given year. Whether or not the Company meets the graduated scale metrics, senior management and the Committee may exercise some degree of judgment as to whether any cash or stock bonus is to be paid. For example in 2006, the Company did not meet the ten percent threshold amount on the scorecard for net asset value growth. However, management recommended that the Committee consider the positive contributions of the stock repurchase program that was executed in the second quarter of the year, the groundwork that had occurred in the ArkLaTex region positioning it for growth, and the expansion into a new resource play in the Permian Basin. The Committee reviewed the recommendation and agreed that a modest corporate bonus of eight percent was appropriate.

Over the last five years, the cash bonus percentages for the corporate component of the cash bonus program has averaged 27 percent of base salary. Actual average corporate percentages of cash bonuses have been 8, 50, 10, 50, and 16 percent for the last successive five years. The percentages described above were used for the Chief Executive Officer and the Chief Operating Officer, as well as for the Denver based executive officers. The cash bonus percentage for regional office executive officers has varied slightly from these amounts, based primarily on the individual regional results.

•        Restricted Stock Plan.   The Restricted Stock Plan is intended to reward executive officers and key employees of the Company for long-term increases in the value of the Company’s stock. The Company utilizes RSU awards as the stock-based incentive component of compensation. The annual grant of RSU awards is performance-based and uses the same formula as the Cash Bonus Plan. However, the amount of stock compensation is twice that of the Cash Bonus Plan for most employees and up to four times the Cash Bonus Plan for the Chief Executive Officer, Executive Vice President, and Senior Vice Presidents. For example, if the bonus measurement system results in a 25 percent cash bonus, the value of RSUs to be granted would be two times that amount for most members of senior management and four times that amount for the Chief Executive Officer, Executive Vice President, and Senior Vice Presidents.

The reason for selecting an equity component of compensation for the executives of St. Mary is that it aligns the interests of St. Mary management with those of our stockholders, insomuch that as the management team makes decisions, these decisions are intended to increase the value of each share of St. Mary common stock. Therefore, having St. Mary management personnel as owners of St. Mary common stock through the issuance of RSUs or the issuance of shares serves to align these interests. The RSUs are granted with a holding period and a vesting schedule over the ensuing three years from the date of issuance. These features are designed to promote the ownership of St. Mary common stock by executives and to motivate decision making that continues to increase the value of St. Mary common stock. A vesting period also helps to retain key employees.

The Board has established an equity holding requirement for all executive officers of the Company, except for the Chief Executive Officer, of one times the base salary. The Board has targeted an equity holding level for the Chief Executive Officer of two times base salary. Equity holdings may include the value of vested and unvested RSUs for purposes of these calculations. New executive officers are provided time to accumulate their stock ownership position, however, they may not sell any Company stock until they have accumulated the required amount. Until an executive has one times base salary of equity holdings in St. Mary, sales of the Company’s equity by the officer may not occur unless such sales are approved by the Chief Executive Officer. Similarly, until the Chief Executive Officer has two times base salary of equity holdings in St. Mary, sales of the Company’s equity by the Chief Executive Officer may not occur unless such sales are approved by the Board.

With the hiring of Anthony J. Best, the Committee authorized an equity grant in addition to the base equity compensation plan that consisted of an initial equity grant of 20,000 shares that were immediately vested, to be followed by future issuance of 1,250 shares in the first quarter of each of 2007, 2008, 2009, and 2010. In addition, Mr. Best’s employment agreement provides the ability to earn 2,500 and 1,250 shares in each of the same periods if the resulting net asset value calculation results in an increase of ten percent and fifteen percent, respectively. The grant of equity to Mr. Best was a special award, designed to ensure the successful hiring of an individual believed to be qualified to lead St. Mary in future years.

The value of the equity compensation program and the value of the NPP were initially designed to provide a benefit to the executive on a long term average basis that reflects essentially equal value from each of these two elements of compensation.

•        Net Profits Interest Bonus Plan.   The NPP is designed to reward the contributions made by executive officers and key employees to the Company’s long-term financial success. Plan participants share in the net profits derived from all oil and gas activity from a specific pool of properties. Each calendar year results in a separate pool, whereby 100 percent of the properties that are completed in a given year are included in that year’s pool.  The cashflows attributed to the pools are tracked and the pools are evaluated for payout. The concept of payout is defined as the point in time when 100 percent of related costs and expenses, including all drilling, land, geologic, and geophysical costs, acquisition, and operating costs and expenses associated with a designated pool are recovered by the associated revenues and proceeds from the properties in the specific pool. The pools also carry the effects from the Company’s commodity hedging program. After payout has been achieved for a given pool, ten percent of the future net cash flows from the properties in that particular pool is distributed as distributable proceeds among the pool participants. After the Company has recovered 200 percent of the total costs and expenses for a given pool, including prior distributions under the plan at the ten percent level, 20 percent of the future net cash flow is distributed among pool participants.

The distributable proceeds are paid to individuals based on their participation percentage in the particular pool in which they have an interest. Individual participation in a pool is determined at the date of creation of the pool. The participation in a pool is determined based on a combination of each participant’s relative weighted salary, performance of the region, and the capital intensity attributed to the region in which an individual works. Pool years beginning with the 2006 pool carry a vesting whereby one-third of an individual’s participation vests upon selection to the pool, and one-third on each of the next two anniversary dates of the respective pool. There is a cap on pool payouts of 300 percent of that individual’s salary paid during the year to which the pool relates. Partial interest participants’ benefits are prorated proportionately from the 300 percent amount referred to above. In the event there are distributable proceeds beyond the 300 percent limitation or an individual does not fully vest in their interest, the excess benefits remain the ownership of the Company and are not allocated to the remaining plan participants. All pool years prior to and including 2005 are fully vested and there is no limit on the amount of benefit that may be paid from a particular pool.

Consistent with the reasoning for the amount of the equity bonus component of compensation for selected individuals, the NPP acknowledges that senior management is primarily accountable for the profitable operations and investments of the Company. Accordingly, the relative weighted salaries of the Chief Executive Officer and President, and the Executive Vice President and Chief Operating Officer, are 100 percent of their actual base salary and the relative weighted salaries of all other executive officers are two-thirds of actual base salary. This benefit is intended to drive the behavior of those individuals that are thought to have a direct impact on the investment decision-making processes attributed to the oil and gas assets of the Company. Including executive management, the 2006 pool had 85 designated participants.

Payout status for an individual pool has typically begun in four to six years; however, certain pools have reached payout status in as soon as two years. Commodity pricing and operating costs may have significant impacts on the timing of payout and the magnitude of payments once a pool is in payout status.

Just as with the vesting schedule in the Restricted Stock Plan, the vesting component of future pools also serves as a retention tool for the Company.

Since achieving payout status is dependent upon on the performance of the capital investments for a specific pool and since the timing of achieved payout varies, payment of distributable proceeds does not bear a direct relationship to the performance of the Company as a whole in the actual year payments are made. That being said, the benefit is designed to reward the long-term decisions that were made in prior years after the Company has been repaid for the capital and costs of the associated investments.

The NPP is also designed to create the proper tension between growth and economics. Growth without strong economics creates minimal value for participants as does limited activity with excellent economics. Because poor investments directly diminish the value of the pool, there is an incentive for capital to flow to the best performing projects within the Company. The NPP also helps to drive the hiring of the right people that can contribute enough value so as to not dilute the value of the pool to other participants. Because key employees have a financial interest in the performance of the oil and gas properties, not only are they motivated to make good investment decisions and execute them properly, but they are also motivated to maximize the value of the oil and gas properties throughout the life of those properties.

•       Pension and 401(k)—Our executives participate in the qualified, non-contributory defined benefit plan and a 401(k) program on the same basis as all of our employees. A supplemental pension plan exists whereby additional benefits are provided to executive level employees in order to provide for benefits in excess of Internal Revenue Code limits on the qualified plan. The supplemental plan is an unfunded non-qualified plan. We believe that these plans are necessary to remain competitive in the hiring and retention of qualified personnel. Included in this proxy is a description of the manner in which the pension plans function, together with the years of service credit and value of plan assets for each of the disclosed individuals. See “Pension Benefits”.

The qualified plan provides a benefit after 25 years of service equal to 35 percent of final average compensation, subject to Internal Revenue Code limits. Final average compensation is the average of the highest three consecutive years of the ten years preceding termination of employment. For each named executive officer, the level of compensation used to determine benefits payable under the qualified pension plan is that officer’s average of base salaries, excluding bonuses.

The supplemental plan provides executives hired before 1995, after completing 15 years of service and reaching age 65, a benefit equal to 40 percent of final average compensation plus 37 percent of final average compensation integrated with the social security wage base without regard to compensation limitations provided under the qualified plan, less the benefit provided by the qualified plan. For executives hired after 1994, the supplemental benefit is calculated using the formula for the qualified plan without the limitation imposed by Section 415 of the Internal Revenue Code, less the benefit provided by the qualified plan.

The Company’s 401(k) Profit Sharing Plan is a defined contribution pension plan subject to the Employee Retirement Income Security Act of 1974. The 401(k) Plan allows eligible employees to contribute up to 60 percent of their income on a pretax basis through contributions to the 401(k) Plan. Contributions are limited to amounts determined by Internal Revenue Code regulations. The Company matches each employee’s contributions up to six percent of the employee’s pretax income. Company contributions vest over an employee’s first five years of employment.

•       Sign-on Bonuses—In addition to the ongoing elements, the Committee and senior management have the discretionary ability to pay sign-on bonuses in the form of cash or stock to executive officers as well as other employees. The Company utilizes these bonuses in order to attract personnel believed to be valuable to the Company. The hiring of employees, particularly the hiring of executives, is highly competitive. In order to attract and retain skilled employees, we believe that this tool is important to the building and retention of a strong qualified workforce.

•       Health and Welfare Benefits—The executive officers of the Company are eligible to participate in the St. Mary health, pharmacy, dental, and vision insurance programs on the same basis as the broad employee group. These plans are intended to provide benefits that support the well being and overall health of executives and employees. The directors are also eligible for health, pharmacy, dental, and vision insurance programs at COBRA premiums.

•       Group Term Life, Supplemental Life Insurance, Supplemental Disability, and Other Benefits—Our executives are provided group term insurance as well as supplemental term insurance up to two times their base salary with a maximum coverage of $500,000. Additionally, executive officers are eligible to have individual disability income contracts beyond the group disability maximum benefit.  The supplemental group term and disability insurance are intended to provide additional coverage for those individuals whose salary exceeds the limits for the group term policy. Allowing supplemental coverage provides executives to have coverage that is a commensurate percentage of their base salary consistent with all employees

•       Change of Control Benefits—St. Mary has established a change of control executive severance policy. The change of control agreements require first that a qualifying change of control event has occurred and secondly that the executive has been terminated or that certain other conditions are met, as summarized below. The Company has entered into change of control severance agreements whereby executive officers are entitled to receive severance payments in the event that their employment is terminated within two and one-half years after a change of control of the Company (a) without “cause” by the Company or (b) for “good reason” by the officer (e.g. an adverse change in the officer’s status after a change of control), each as defined in the agreements. The term “good reason” incorporates the concept of a change in the employee’s status, authority, position, offices, titles, duties or responsibilities that are reasonably viewed as a diminution of duties at any time within the 90 days preceding a change of control event or any time thereafter. The term good reason also contemplates a reduction in the employee’s salary and benefits over this same time frame, or the requirement of an employee to relocate the base of employment outside a 25-mile radius from the employee’s current location. The severance payments equal up to two and one-half years annual base salary, depending on the length of time employment continues after the change of control provided that in no event would the severance payments equal less than one year’s annual base salary. In addition, all insurance and fringe benefits will be provided for a period of one year after termination. The Company has determined that benefits under this plan are subject to an optimization calculation, however, does not include a so-called gross-up calculation for income tax.

A change of control is defined to include (i) an acquisition of more than 50 percent of the common stock or assets of the Company in a reorganization, merger, or consolidation of the Company or (ii) a change in more than 50 percent of the composition of the Board of Directors of the Company other than as a result of the election of new members of the Board of Directors by a vote of the incumbent members of the Board of Directors or by stockholders of the Company pursuant to the recommendation of the incumbent members of the Board of Directors.

•       Employment Contracts—Both Mr. Hellerstein and Mr. Best have been provided with employment agreements. The Compensation Committee of the Board of Directors believes that the terms of such agreements are commercially reasonable and have aided in the retention and hiring of each individual.

•       Employee Stock Purchase Plan—The purpose of the employee stock purchase plan (“ESPP”) is to encourage eligible employees to purchase and hold shares of our common stock. The plan cycle consists of two periods annually with plan periods for the six months ending June 30, and

December 31, of each year. The ESPP allows employees to contribute up 15 percent of their base compensation to purchase common stock at a discount of 15 percent of the lower of the beginning or ending period’s stock price. The maximum amount an employee can contribute to the plan is $25,000 per year, pursuant to Internal Revenue Code restrictions.

Prior Use of Stock Options in Compensation

Although we have outstanding stock options, we stopped granting new stock options to employees after December 2003 and to directors after December 2004. The stock option program was replaced with the Restricted Stock Program beginning in 2004 following stockholder approval in May of that year.

In the process of granting stock options, we have never back-dated any stock option grants. In all cases, stock options were granted at the market price as of the date the options were issued. The Compensation Committee approved the grant of the options with the express requirement that the price be determined as of the date of the grant in all cases. Our usual process of granting stock options over the ten years prior to discontinuing the stock option program changed from annual grants to quarterly grants at the end of the 2000. From 1994 until December 31, 2000, stock option grants were made annually at year-end. Beginning in September 2001, stock option grants were made each quarter-end until December 2003. Upon instituting the quarterly grants, the number of shares underlying the grants was reduced to approximately one-fourth of the annual grants. Clearly, since these grants were made at consistent times based on the occurrence of calendar periods, no backdating occurred nor was there manipulation in terms of when the grants were made to employees.

Aside from these regularly scheduled grants, the Company had a history of issuing stock options to newly hired employees or to certain newly promoted employees. There was also a one-time special grant to two senior officers arising out of a study commissioned by the  Compensation Committee. Such grants were made contemporaneous with the respective event and/or the approval of the Compensation Committee. One other unusual grant was made during the transition from the use of stock options to the Restricted Stock Program. The penultimate grant of stock options to employees occurred in October 2003, which was essentially a deferral of the September 2003 grant. The delay from September 2003 was a result of pending Compensation Committee approval of the transition methodology to the Restricted Stock Program equity award at its next regularly scheduled committee meeting.

EXECUTIVE COMPENSATION AND SUMMARY COMPENSATION TABLE

The Summary Compensation table sets forth the annual and long term compensation received during the Company’s last year by the Chief Executive Officer, the Chief Financial Officer, and by the three other highest compensated executive officers of the Company that were employed as of December 31, 2006. This table also includes two individuals that are no longer employees of St. Mary, however, the proxy disclosure rules require disclosure of up to two additional individuals for whom disclosure would have been required but for the fact that they were no longer serving as executive officers at the end of the last completed fiscal year.

In addition to salaries, the Company has granted RSUs for the 2006 annual period to executive management and selected other personnel. These individuals also participate with other members of management in the NPP. All eligible employees participate in the Company’s performance based cash bonus plan and 2006 Equity Incentive Compensation Plan as described more fully in the Compensation Discussion and Analysis.

SUMMARY COMPENSATION TABLE

							Change In
							Pension Value
							and
							Non-Qualified
						Non-Equity	Deferred
					Option	Incentive Plan	Compensation	All Other
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(3)	Awards ($)	Compensation ($)(1)	Earnings ($)	Compensation ($)(2)	Total ($)
Mark A. Hellerstein	2006	$403,000	$32,240	$120,093	$—	$3,361,399	$125,692	$17,892	$4,060,316
President and Chief Executive Officer (principal executive officer)(4)
Anthony J. Best	2006	$208,807	$794,305	$62,225	$—	$—	$—	$83,213	$1,148,550
Chief Executive Officer and President (2, 4 & 7)
Robert L. Nance	2006	$240,000	$14,400	$53,655	$—	$707,621	$34,245	$18,766	$1,068,687
Senior Vice President and President and Chief Executive Officer of Nance Petroleum Corporation
David W. Honeyfield	2006	$203,000	$16,240	$60,497	$—	$64,989	$9,373	$19,711	$373,810
Senior Vice President—Chief Financial Officer, Treasurer and Secretary (principal financial officer)(6)
Milam Randolph Pharo	2006	$175,000	$14,000	$26,071	$—	$855,829	$22,986	$13,917	$1,107,803
Vice President—Land and Legal, and Assistant Secretary
Douglas W. York(5)	2006	$244,039	$—	$—	$—	$998,462	$15,260	$11,033	$1,268,794
Former Executive Vice President and Chief Operating Officer
Kevin E. Willson(5)	2006	$153,750	$—	$—	$—	$954,333	$30,360	$10,466	$1,148,909
Former Senior Vice President and Regional Manager—Mid-Continent

(1)                Totals consist of amounts earned under the NPP. See the Compensation Discussion and Analysis in this proxy statement for a description of this plan.

(2)                Amounts consist of the Company’s contribution to the 401(k) Profit Sharing Plan, holiday bonus, group term life premiums, supplemental life insurance premiums, supplemental disability income premiums and health club dues. Also included in this column is $68,431 paid to Mr. Best in conjunction with his move to Colorado commencing with his employment.

(3)                The awards in the 2006 column represent the RSUs issued in 2007 related to the 2006 performance period.

(4)                Mr. Hellerstein retired as Chief Executive Officer of St. Mary Land & Exploration Company on February 23, 2007, and has been succeeded by Mr. Best effective the same day. Mr. Best was President of St. Mary Land & Exploration Company as of December 31, 2006.

(5)                Mr. York and Mr. Willson were executive officers for a portion of 2006. Each individual terminated employment with St. Mary Land & Exploration Company effective September 30, 2006.

(6)                Mr. Honeyfield was promoted to Senior Vice President effective March 1, 2007.

(7)                Mr. Best’s bonus amount includes amounts in connection with the recruiting process as described in the CD&A.

The dollar value of the RSUs listed in the Summary Compensation Table is calculated based on the closing price of the Company’s common stock on the effective date of the grants for the fiscal 2006 grants, which was $36.01 per share. The following table lists the number of RSUs held by each individual and the market value of the total holdings of the RSUs of St. Mary Land & Exploration Company for the Named Executive Officers as of the end of fiscal year 2006. The total includes the grants made on February 28, 2007 for the fiscal 2006 period. The value shown is based on the closing market price of $36.84 on December 31, 2006, as reported by the New York Stock Exchange.

Named Executive Officer	Number of Restricted Stock Units Issued	Market Value as of 12/31/06
Mark A. Hellerstein	64,955	$2,392,942
Anthony J. Best	21,728	$800,460
Robert L. Nance	45,973	$1,693,645
David W. Honeyfield	18,775	$691,671
Milam Randolph Pharo	14,008	$516,055
Douglas W. York	10,506	$387,041
Kevin E. Willson	16,071	$592,056

GRANTS OF PLAN-BASED AWARDS

													All Other	All Other
													Stock	Option
													Awards:	Awards:	Exercise
													Number of	Number of	or Base
		Estimated Future Payouts Under					Estimated Future Payout Under						Shares of	Securities	Price of
		Non-Equity Incentive Plan Awards					Equity Incentive Plan Awards						Stock or	Underlying	Option
Name	Grant Date	Threshold ($)	Target ($)		Maximum ($)		Threshold (#)		Target (#)		Maximum (#)		Units (#)	Options (#)	Awards ($/Sh)
Mark A. Hellerstein	12/31/06	—	—	(1)	$1,209,000	(2)	—		—		—		3,335	—	—
Anthony J. Best	12/31/06	—	—	(1)	$626,420	(2)	—		—		—		1,728	—	—
	6/12/06	—	—		—		—	(3)	—	(3)	—	(3)	—	—	—
Robert L. Nance	12/31/06	—	—	(1)	$720,000	(2)	—		—		—		1,490	—	—
David W. Honeyfield	12/31/06	—	—	(1)	$609,000	(2)	—		—		—		1,680	—	—
Milam Randolph Pharo	12/31/06	—	—	(1)	$525,000	(2)	—		—		—		724	—	—
Douglas W. York	—(4)	—	—		—		—		—		—		—	—	—
Kevin E. Willson	—(4)	—	—		—		—		—		—		—	—	—

(1)                The amount of net profits interest payable to participants for the 2006 NPP is ten percent of net cash flows from the 2006 pool. This amount is calculated after recovery by the Company from wells of one hundred percent of all costs incurred, including but not limited to drilling, completions, operations, land, geological, and geophysical costs but excluding interest, and such net profits interest shall increase to an aggregate of twenty percent from and after such time as the Company has recovered two hundred percent of all such costs including the initial ten percent distribution.

(2)                The maximum amount a participant may receive under the 2006 NPP is limited to 300 percent of the participant’s 2006 salary. The salary used in the calculation of the limitation is the same as used to calculate the participant’s interest in the Pool year.

(3)                Per Mr. Best’s Employment Agreement, upon commencement of employment, Mr. Best received the opportunity to earn up to 20,000 shares of St. Mary stock if certain net asset value growth percentages are met. The base award of 5,000 shares contains only a service condition that Mr. Best remains employed at St. Mary during the next four years. However, the additional 15,000 shares contain a performance condition that requires St. Mary to realize a defined increase in net asset value using the Company scorecard.

(4)                Neither Mr. York nor Mr. Willson were eligible for any grants in 2006 because of their voluntary termination of employment in September 2006.

The following table displays outstanding equity awards for listed individuals as of December 31, 2006. The impact of any earned but un-issued RSUs for the 2006 performance period are not included as they were fully vested as of December 31, 2006.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mark A. Hellerstein	5,057	—		$13.39	10/22/13	—	—	—	—
	—	125,000	(1)	$11.58	06/01/12	—	—	—	—
	5,057	—		$14.25	12/31/13	—	—	—	—
						3,335	$122,861	—	—
						18,198	$670,414	—	—
						3,950	$145,518
						7,364	$271,290	—	—
Anthony J. Best						1,728	$63,660	—	—
						—	—	5,000	$184,200
						—	—	15,000	$552,600
Robert L. Nance	34,024	—		$16.66	12/31/10	—	—	—	—
	13,484	—		$12.50	12/31/12	—	—	—	—
	15,052	—		$10.60	12/31/11	—	—	—	—
	15,052	—		$7.97	09/30/11	—	—	—	—
	12,072	—		$14.25	12/31/13	—	—	—	—
	37,784	—		$6.19	12/31/09	—	—	—	—
	13,482	—		$11.95	09/30/12	—	—	—	—
	13,482	—		$12.53	03/31/13	—	—	—	—
	13,480	—		$13.65	06/30/13	—	—	—	—
	15,050	—		$12.03	06/30/12	—	—	—	—
	12,072	—		$13.39	10/22/13	—	—	—	—
	15,050	—		$10.86	03/31/12	—	—	—	—
						1,490	$54,892	—	—
						10,827	$398,867	—	—
						4,909	$180,848	—	—
						5,205	$191,752	—	—
David W. Honeyfield	4,500	15,000	(2)	$12.88	05/16/13	—	—	—	—
	1,054	—		$13.39	10/22/13	—	—	—	—
	1,054	—		$14.25	12/31/13	—	—	—	—
						1,680	$61,891	—	—
						8,654	$318,813	—	—
						972	$35,808	—	—
						834	$30,725	—	—
Milam Randolph Pharo	5,350	—		$7.97	09/30/11	—	—	—	—
	23,508	—		$16.66	12/31/10	—	—	—	—
	4,846	—		$12.50	12/31/12	—	—	—	—
	4,844	—		$11.95	09/30/12	—	—	—	—
	4,844	—		$13.65	06/30/13	—	—	—	—
	4,382	—		$13.39	10/22/13	—	—	—	—
	5,348	—		$12.03	06/03/12	—	—	—	—
	5,350	—		$10.60	12/31/11	—	—	—	—
	4,844	—		$12.53	03/31/13	—	—	—	—
	4,382	—		$14.25	12/31/13	—	—	—	—
	5,348	—		$10.86	03/31/12	—	—	—	—
						724	$26,672	—	—
						3,931	$144,818	—	—
						1,583	$58,318	—	—
						855	$31,498	—	—
Douglas W. York	—	—		—	—	—	—	—	—
Kevin E. Willson	9,702	—		$14.25	12/31/13	—	—	—	—
	8,172	—		$12.66	09/30/13	—	—	—	—
	1,530	—		$13.39	10/22/13	—	—	—	—

(1)                 These options become exercisable on June 30, 2007.

(2)                 These options become exercisable in two equal installments on May 16, 2007 and 2008.

NONQUALIFIED DEFERRED COMPENSATION

The Company does not maintain a non-qualified deferred compensation program. Accordingly, there are no such amounts to disclose.

OPTION EXERCISES AND STOCK VESTED

Stock options exercised by the Company’s Chief Executive Officer, the Chief Financial Officer and the three highest compensated executive officers and their stock option values are set forth in the following table. All such stock options were granted pursuant to the Company’s stock option plans described in this proxy statement. In May 2003, the Board of Directors amended the stock option plans to prohibit any repricing of outstanding options that would reduce the exercise price without stockholder approval. The issuance of stock options has been replaced by the issuance of restricted stock under a performance-based plan, whereby RSUs have been utilized.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mark A. Hellerstein	752,602	$21,571,853	15,405	—	*
Anthony J. Best	—	—	20,000	—	*
Robert L. Nance	—	—	11,121	—	*
David W. Honeyfield	—	—	4,274	—	*
Milam Randolph Pharo	—	—	3,321	—	*
Douglas W. York	135,378	$3,713,814	5,207	—	*
Kevin E. Willson	58,242	$1,564,425	7,482	—	*

*                     There is no value as no shares are settled until the entire award is vested.

RETIREMENT PLANS

Pension Plan

The Company’s Pension Plan is a qualified, noncontributory defined benefit plan, which is available to substantially all employees. This plan was amended in 1994 to conform to the changes required by the Tax Reform Act of 1986 and to reduce the plan formula. The Company also has a supplemental pension plan for certain executive officers to provide for benefits in excess of Internal Revenue Code limits.

The qualified plan provides a benefit after 25 years of service equal to 35 percent of final average compensation, subject to Internal Revenue Code limits. Final average compensation is the average of the highest three consecutive years of the ten years preceding termination of employment. For each named executive officer, the level of compensation used to determine benefits payable under the qualified pension plan is that officer’s average of the base salaries (excluding bonus) shown in the Summary Compensation Table.

The supplemental plan provides executives hired before 1995, after completing 15 years of service and reaching age 65, a benefit equal to 40 percent of final average compensation plus 37 percent of final average compensation integrated with the social security wage base without regard to compensation limitations provided under the qualified plan, less the benefit provided by the qualified plan. For executives hired after 1994, the supplemental benefit is calculated using the formula for the qualified plan without the limitation imposed by Section 415 of the Internal Revenue Code, less the benefit provided by the qualified plan.

The following table represents the value of the Named Executive Officer pension benefits.

PENSION BENEFITS

Name	Number of Years Credited Service (#)	Qualified Plan- Present Value of Accumulated Benefit ($)	Non-Qualified SERP Plan- Present Value of Accumulated Benefit ($)	Payment During Last Fiscal Year ($)
Mark A. Hellerstein	15	290,474	769,414	—
Anthony J. Best	—	—	—	—
Robert L. Nance	8	239,571	21,383	—
David W. Honeyfield	4	25,009	—	—
Milam Randolph Pharo	11	164,795	—	—
Douglas W. York	10	100,348	18,282	—
Kevin E. Willson	11	—	—	160,035

EQUITY COMPENSATION PLANS

St. Mary has a 2006 Equity Incentive Compensation Plan and an Employee Stock Purchase Plan under which options and shares of St. Mary common stock are authorized for grant or issuance as compensation to eligible employees, consultants, and members of the Board of Directors. Our stockholders have approved each of these plans.

The following table is a summary of the shares of common stock authorized for issuance under our existing equity compensation plans as of December 31, 2006.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted-average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
2006 Equity Incentive Compensation Plan
Stock Options and Incentive Stock Options	3,121,602	$12.56	—	(1)
Restricted Stock Plan	1,061,226	N/A	2,699,468	(1)
Employee Stock Purchase Plan	—	—	1,629,345	(2)
Equity compensation plans not approved by security holders	—	—	—
Total	4,182,828	$12.56	4,328,813

(1)           In May 2006, the stockholders approved the 2006 Equity Incentive Compensation Plan to authorize the issuance of restricted stock, RSUs, non-qualified stock options, incentive stock options, stock appreciation rights, and stock-based awards to key employees, consultants, and members of the Board of Directors of St. Mary or any affiliate of St. Mary. The 2006 Equity Plan serves as the successor to the St. Mary Land & Exploration Company Stock Option Plan, the St. Mary Land & Exploration Company Incentive Stock Option Plan, the St. Mary Land & Exploration Company Restricted Stock Plan, and the St. Mary Land & Exploration Company Non-Employee Director Stock Compensation Plan (collectively referred to as the “Predecessor Plans”). All grants of equity are now made out of the 2006 Equity Plan, and no further grants will be made under the Predecessor Plans. Each outstanding award under a Predecessor Plan immediately prior to the effective date of the 2006 Equity Plan continues to be governed solely by the terms and conditions of the instruments evidencing such grants or issuances.

(2)           Under the ESPP, eligible employees may purchase shares of the Company’s common stock through payroll deductions of up to 15 percent of their eligible compensation. The purchase price of the stock is 85 percent of the lower of the fair market value of the stock on the first or last day of the purchase period, and shares issued under the ESPP are restricted for a period of 18 months from the date issued. The ESPP is intended to qualify under Section 423 of the Internal Revenue Code.

EMPLOYMENT AGREEMENTS AND TERMINATION OF EMPLOYMENT

On September 1, 1991, St. Mary entered into an employment agreement with Mark A. Hellerstein. This agreement was amended on December 16, 2005. The amended agreement provides for a specific term ending June 30, 2007, and certain compensation arrangements in the event that there is a termination of employment prior to that date. The agreement also provides that in order to comply with Section 409A, any severance payments made pursuant to the agreement will not commence until the expiration of six months from the date of separation from service. Under the terms of the agreement, if Mr. Hellerstein is terminated prior to the expiration date of his contract, he will continue to receive the following benefits through the expiration date: 1) his base salary at its then current rate at the time of termination; 2) bonus and incentive compensation as well as additional vesting under all benefit plans; and 3) participation by Mr. Hellerstein in the fringe benefits and other benefit plans of the Company. Mr. Hellerstein will be compensated at an annual rate of $425,000 through the end of his contract term on June 30, 2007.

St. Mary and Anthony J. Best entered into an employment agreement dated May 1, 2006. Under the employment agreement, Mr. Best had a starting salary of $375,000. When his employment commenced, Mr. Best received a RSU award of 20,000 shares, which vested immediately and was not subject to forfeiture, and a $50,000 cash bonus. Over the next four years, Mr. Best may earn additional restricted shares in varying amounts, earning in the first quarter of each year 1,250 shares if he is employed by

St. Mary at that time, and an additional 2,500 shares if the net asset value growth from the prior year exceeds ten percent, with a further 1,250 shares if such growth exceeds fifteen percent. If he remains employed by the Company for the next four years and meets or exceeds all targets in this compensation arrangement, the Company will award Mr. Best with a maximum of 20,000 restricted shares. Mr. Best will participate in the fringe benefits and other benefit plans and practices of St. Mary in the same manner and to the same comparable extent as other senior executives of St. Mary, to be prorated for partial year(s) of employment. Mr. Best earned 1,250 shares in March 2007 associated with the service component of his award; however, he did not earn the performance based component of his employment agreement for the additional 3,750 shares as the net asset value growth of the Company did not exceed ten percent for 2006.

CHANGE OF CONTROL ARRANGEMENTS

St. Mary has established a change of control executive severance policy and entered into change of control severance agreements whereby certain officers of St. Mary, including the officers named in the Summary Compensation Table, are entitled to receive severance payments in the event that their employment is terminated within two and one-half years after a change of control of the Company (a) without “cause” by the Company or (b) for “good reason” by the officer (e.g. an adverse change in the officer’s status after a change of control), each as defined in the agreements. The severance payments equal up to two and one-half years annual base salary, depending on the length of time employment continues after the change of control provided that in no event would the severance payments equal less than one year’s annual base salary. In addition, all insurance and fringe benefits will be provided for a period of one year.

The Company has also established a change of control severance policy and entered into change of control severance agreements whereby selected employees of St. Mary that are of a sufficient employment grade, are entitled to receive severance payments in the event that their employment is terminated within one year after a change of control of the Company (a) without “cause” by the Company or (b) for “good reason” by the employee (e.g. an adverse change in the officer’s status after a change of control), each as defined in the agreements. The severance payments equal up to two and one half years annual base salary, depending on the length of time employment continues after the change of control provided that in no event would the severance payments equal less than one year’s annual base salary. In addition, all insurance and fringe benefits will be provided for a period of one year.

St. Mary has established a severance termination plan for all of its other employees that would activate if a change of control event occurs. The amount of benefit is dependent on the number of years of service with the Company and the employees’ compensation level at the time of termination.

A change of control is defined to include (i) an acquisition of more than 50 percent of the common stock or assets of the Company in a reorganization, merger, or consolidation of the Company or (ii) a change in more than 50 percent of the composition of the Board of Directors of the Company other than as a result of the election of new members of the Board of Directors by a vote of the incumbent members of the Board of Directors or by stockholders of the Company pursuant to the recommendation of the incumbent members of the Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Common Stock—The following table shows beneficial ownership of shares of St. Mary common stock as known by the Company as of March 16, 2007, by all beneficial owners of more than five percent of the outstanding shares of St. Mary common stock as of March 16, by each director, director nominee, and executive officer named in the Summary Compensation Table, and all directors, director nominees, and executive officers as a group. RSUs are not included in this table as no actual shares have been issued associated with the RSU rights. A supplemental separate table has been included later in this section describing the number of RSUs owned by the individuals described above.

Name and Address of Beneficial Owner	Shares beneficially owned excluding options		Options exercisable within 60 days of 3/16/2007	Total shares beneficially owned(1)		Percent beneficially owned
Stockholders Owning More Than 5%
Neuberger Berman, LLC 605 Third Avenue New York City, NY 10158-3698	3,634,156		—	3,634,156	(2)	6.2	%(2)
Harris Associates L.P. Two North LaSalle Street, Suite 500 Chicago, IL 60602-3790	2,906,100		—	2,906,100	(3)	5.3	%(3)
Name and Position of Beneficial Owner Directors and Executive Officers
Barbara M. Baumann, Director	14,607		45,223	59,830		0.1%
Larry W. Bickle, Director	69,175		46,123	115,298		0.2%
Thomas E. Congdon, Director	33,113	(4)	68,179	101,292		0.2%
William J. Gardiner, Director	19,667		60,729	80,396		0.1%
Mark A. Hellerstein, Chairman and Director	92,048		10,114	102,162		0.2%
Julio M. Quintana, Director	3,751		—	3,751		<0.1%
John M. Seidl, Director	9,067		18,757	27,824		<0.1%
William D. Sullivan, Director	13,067		7,329	20,396		<0.1%
Anthony J. Best, Chief Executive Officer, President, and Director	15,655		—	15,655		<0.1%
Robert L. Nance, Senior Vice President	758,780	(5)	210,084	968,864		1.5%
David W. Honeyfield, Senior Vice President-Chief Financial Officer, Secretary, and Treasurer	1,472		6,608	8,080		<0.1%
Milam Randolph Pharo, Vice President-Land and Legal, and Assistant Secretary	14,221		73,046	87,267		0.1%
Douglas W. York	2,771		—	2,771		<0.1%
Kevin E. Willson	2,201		19,404	21,605		<0.1%
All executive officers and directors as a group (21) persons including those named above.	1,067,210		872,412	1,939,622		3.0%

(1)          According to SEC rules, beneficial ownership includes shares as to which the individual or entity has voting power or investment power and any shares which the individual has the right to acquire within 60 days of a date reasonably selected by the Company, through the exercise of any stock option or other right. The Company selected March 16, 2007, as the determination date.

(2)          According to a Statement on Schedule 13G filed by Neuberger Berman, Inc., Neuberger Berman, LLC, Neuberger Berman Management Inc., and Neuberger Berman Equity Funds on February 13, 2007, by reason of advisory and other relationships with persons who own shares of St. Mary common stock, Neuberger Berman, Inc., Neuberger Berman, LLC, Neuberger Berman Management Inc., and Neuberger Berman Equity Funds may be deemed to be the beneficial owners of a total of 3,634,156 shares, with sole voting power as to 60,566 shares, with shared voting power as to 2,937,700 shares, and shared dispositive power as to all shares. The percentage beneficially owned in the above table is the percentage beneficially owned set forth in the filed Schedule 13G based only on the Company’s outstanding shares. The percentage beneficially owned changes to 5.7 percent when the calculation includes the aggregate number of shares that stockholders have a right to acquire within 60 days of March 16, 2007, through the exercise of any stock option or right.

(3)          According to a Statement on Schedule 13G filed by Harris Associates L.P. and Harris Associates Investment Trust on February 14, 2007, by reason of advisory and other relationships with persons who own shares of St. Mary common stock, Harris Associates L.P. and Harris Associates Investment Trust may be deemed to be the beneficial owners of a total of 2,906,100 shares, with shared voting power as to all of such shares, shared dispositive power as to 2,900,000 shares, and sole dispositive power as to 6,100 shares. The percentage beneficially owned in the above table is the percentage beneficially owned set forth in the filed Schedule 13G based only on the Company’s outstanding shares. The percentage beneficially owned changes to 4.6 percent when the calculation includes the aggregate number of shares that stockholders have a right to acquire within 60 days of March 16, 2007, through the exercise of any stock option or right.

(4)          Thomas E. Congdon and members of his extended family are estimated to own between one and five percent of the outstanding common stock of the Company. While no formal arrangements exist, these extended family members may be inclined to act in concert with Mr. Congdon on matters related to control of the Company or the approval of a significant transaction.

(5)          Includes 4,000 shares held of record by Ronan, Inc., a corporation controlled by Robert L. Nance, 132,700 shares held by the spouse of Mr. Nance, 84,987 shares held of record by Robert L. Nance TTEE for Robert S. Nance Financial Mgt. Trust, and 20,093 shares owned by Robert L. Nance and Penni W. Nance JT TEN.

Restricted Stock Units—RSUs represent rights to shares of stock to be delivered upon settlement, subject to risk of forfeiture and cancellation. The RSU awards are automatically exchanged for common shares after three years following their issuance. The RSUs do not have voting rights, nor are they entitled to receive cash payments equal to any cash dividends and other distributions paid in cash on our common stock. The RSU awards vest 25 percent upon issuance and 25 percent on each of the following three anniversary dates.

The Company began issuing RSUs in June 2004. The initial grant under the Restricted Stock Plan was made on June 30, 2004, whereby eligible executive officers and key employees were issued RSUs. This grant was the first grant under this program following approval of the Restricted Stock Plan by the stockholders of the Company. Beginning with the calendar year 2004, RSU grants were made annually under the Restricted Stock Plan and since the beginning of calendar year 2006 are being made under St. Mary’s 2006 Equity Incentive Compensation Plan subject to the performance criteria of the Company. These grants are made in the quarter following the year-end.

The following table shows the number of RSUs owned by each of the executive officers named in the Summary Compensation Table set forth under the caption “Executive Compensation,” and all directors and executive officers as a group as of March 16, 2007.

		Total
	Total	Vested
	Restricted	Restricted
	Stock Units	Stock Units
Barbara M. Baumann	3,139	1,570
Larry W. Bickle	3,139	1,570
Thomas E. Congdon	3,139	1,570
William J. Gardiner	3,139	1,570
Mark A. Hellerstein	64,955	40,983
Julio M. Quintana	—	—
John M. Seidl	3,139	1,570
William D. Sullivan	3,139	1,570
Anthony J. Best	1,728	432
Robert L. Nance	45,973	30,127
David W. Honeyfield	18,775	10,357
Milam Randolph Pharo	14,008	8,834
Douglas W. York(1)	10,506	10,506
Kevin E. Willson(1)	16,071	16,071
All executive officers and directors as a group (21) persons including those named above.	269,261	172,196

(1)          The table reflects the RSUs that have vested to Mr. York and Mr. Willson prior to their respective terminations. Any unvested RSUs have been deleted from the table.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and based on the review and discussions, the Compensation Committee recommends to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement to be filed with the SEC.

Barbara M. Baumann, Chairman
Larry W. Bickle
William D. Sullivan
March 30, 2007

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Set forth below is a description of related transactions between St. Mary and one of its officers and St. Mary and one of its directors during the last fiscal year. Some of the aspects of these transactions will continue in effect and may result in conflicts of interest between St. Mary and the individuals. Although the persons owe a fiduciary duty to St. Mary and its stockholders, we cannot assure you that conflicts of interest will always be resolved in favor of St. Mary.

As a result of interests acquired prior to any association with St. Mary, Robert L. Nance, an executive officer of St. Mary during 2006, either personally or through Ronan, Inc.—an entity in which he is a majority stockholder, owns working and overriding royalty interests in approximately 14 of the Company’s oil and gas wells. Total revenues earned from these specific oil and gas properties by Mr. Nance and Ronan in 2006, 2005, and 2004 are approximately $206,000, $238,000, and $166,000, respectively. The

Nominating and Corporate Governance Committee has reviewed this relationship and deemed this not to be in conflict with the Company’s Code of Ethics, since the ownership was acquired prior to any relationship with St. Mary and because the amounts involved are not deemed significant to St. Mary as a whole.

Julio M. Quintana, a director of St. Mary, is the President and Chief Executive Officer of TESCO Corporation, a company that supplies oilfield drilling technology, oilfield services and equipment. St. Mary utilizes the services of TESCO Corporation and its subsidiary companies. This business relationship has all been conducted on commercial terms at arms length. During 2006, 2005, and 2004, St. Mary has made payments to TESCO Corporation and its subsidiaries of approximately $1.2 million, $700,000, and $700,000, respectively, in each period.

St. Mary’s By-Laws provide that no director, officer or employee may pursue for his or her own account a business or investment opportunity if he or she has obtained knowledge of such opportunity through his or her affiliation with the Company. In addition, no officer or employee of St. Mary may pursue for his or her own account an oil and gas opportunity as to which his or her knowledge of the opportunity was not obtained through his or her affiliation with the Company unless (a) with respect to an officer of St. Mary, the officer’s pursuit of the opportunity has been approved by the Board of Directors and (b) with respect to a non-officer of St. Mary, the employee’s pursuit of the opportunity has been approved by a senior officer of St. Mary with full knowledge of such opportunity. These restrictions do not apply to the acquisition of less than one percent of the publicly traded stock of another company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under U.S. securities laws, directors, executive officers, and persons holding more than ten percent of St. Mary common stock must report their initial ownership of the common stock and any changes in that ownership in reports that must be filed with the SEC and St. Mary. The SEC has designated specific deadlines for these reports and St. Mary must identify in this proxy statement those persons who did not file these reports when due.

Based solely on a review of reports filed with the Company, all directors, executive officers, and ten percent owners timely filed all reports regarding transactions in the Company’s securities required to be filed for 2006 by Section 16(a) under the Securities Exchange Act of 1934 with the following exceptions. A Form 4 with respect to the sale of stock by John M. Seidl, a director of the Company, was not filed on or before May 12, 2006, as required, but the sale was reported in a Form 4 filed on May 16, 2006. Additionally, a Form 4 with respect to the acquisition of stock by Julio M. Quintana was not filed on or before July 11, 2006, as required, but the acquisition was reported on a Form 4 filed on July 14, 2006.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities with respect to (1) the integrity of the Company’s financial statements and financial reporting process and systems of internal controls regarding finance, accounting, and compliance with legal and regulatory requirements, (2) the qualifications, independence, and performance of the Company’s independent accountants, (3) the performance of the Company’s internal audit function, and (4) other matters as set forth in the charter of the Audit Committee approved by the Board of Directors.

Management is responsible for the Company’s financial statements and the financial reporting process, including the systems of internal controls and disclosure controls and procedures. The independent accountants are responsible for performing an independent audit of the Company’s financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In connection with these responsibilities, the Audit Committee reviewed and discussed with management and the independent accountants the audited consolidated financial statements of the Company for the year ended December 31, 2006. The Audit Committee also discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. In addition, the Audit Committee received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and the Audit Committee discussed with the independent accountants that firm’s independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of the Company be included in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2006, that was filed with the SEC.

THE AUDIT COMMITTEE
William J. Gardiner, Chairman
Barbara M. Baumann
Julio M. Quintana
John M. Seidl
March 30, 2007

INDEPENDENT ACCOUNTANTS

To the knowledge of management, neither Deloitte & Touche, LLP nor any of its members has any direct or material indirect financial interest in St. Mary nor any connection with St. Mary in any capacity other than as independent public accountants. A representative of Deloitte & Touche, LLP is expected to be present at the annual meeting and will have an opportunity to make a statement if he desires to do so and to respond to appropriate questions.

The Company paid the following fees to the independent accountants for the audit of the consolidated financial statements and for other services provided in the years ended December 31, 2006 and 2005. All services and fees including tax service fees were preapproved by the Audit Committee.

	2006	2005
Audit Fees	$507,257	$417,888
Audit Related Fee	—	—
Tax Fees	8,500	8,000
All Other Fees, including financial systems design and implementation	—	—
Total Fees	$515,757	$425,888

The tax fees include basic compliance services and assistance with technical research. The Audit Committee has concluded that the provision of these nonaudit services is compatible with maintaining the accountants’ independence.

AUDIT COMMITTEE PREAPPROVAL POLICY AND PROCEDURES

The charter of the Audit Committee provides that the Audit Committee shall approve the fees and any other significant compensation to be paid to the independent accountants, and shall approve in advance any non-audit services to be performed by the independent accountants. Such pre-approval requirement for non-audit services may be waived only if the non-audit services meet a de minimis exception allowed by law. Accordingly, it is the Audit Committee’s policy that, prior to the engagement of the independent accountants, the Audit Committee shall review and pre-approve all audit and permissible non-audit services to be provided by the independent accountants (including the related fees and other terms of such services).

In connection with this policy, the following procedures are followed: (i) if applicable, each year the Audit Committee reviews and pre-approves a schedule of services and estimated fees for proposed audit and non-audit services to be provided by the independent accountants during the next annual audit cycle, which schedule is detailed as to the particular services to be performed by the independent accountants; (ii) actual amounts paid to the independent accountants are monitored by financial management of the Company and reported to the Audit Committee; (iii) any services proposed to be provided by the independent accountants and the related fees that have not been pre-approved during the annual review by the Audit Committee must be pre-approved by the Audit Committee in advance of any work performed; and, (iv) incremental fees for previously approved services that are expected to exceed the previously approved fee estimate must also be pre-approved by the Audit Committee.

FUTURE STOCKHOLDER PROPOSALS

St. Mary must receive any St. Mary stockholder proposal for the annual meeting of stockholders in 2008 before November 1, 2007, for the proposal to be included in the St. Mary proxy statement and form of proxy for that meeting. St. Mary’s By-Laws require that advance written notice in proper form of stockholder proposals for matters to be brought before an annual stockholders meeting be received by the Secretary of St. Mary not less than 75 days nor more than 105 days before the first anniversary date of the immediately preceding annual stockholders meeting. Accordingly, notice of stockholder proposals for the 2008 annual meeting must be received by St. Mary between January 31, 2008, and March 1, 2008.

OTHER MATTERS

Management does not know of any matters other than the election of directors and the ratification of the appointment by the Audit Committee of Deloitte & Touche, LLP as the Company’s Independent Registered Public Accounting Firm, to be brought before the annual meeting of stockholders. If any other matters not mentioned in this proxy statement are properly brought before the meeting, the individuals named in the enclosed proxy intend to use their discretionary voting authority under the proxy to vote the proxy in accordance with their best judgment on those matters.

By Order of the Board of Directors

David W. Honeyfield
Senior VP—Chief Financial Officer, Secretary &
Treasurer
March 30, 2007

MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	000004	000000000.000000 ext 000000000.000000 ext 000000000.000000 ext	000000000.000000 ext 000000000.000000 ext 000000000.000000 ext

		Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!
		Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

		VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

		Proxies submitted by the Internet or telephone must be received by 5:30 p.m., Central Time, on May 14, 2007.

			Vote by Internet • Log on to the Internet and go to www.investorvote.com • Follow the steps outlined on the secured website.

			Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.			• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card	C0123456789	12345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. The Nominating and Corporate Governance Committee of the Board of Directors has nominated the below eight persons to stand for election as directors. As of the date of the accompanying proxy statement, no one has been nominated to serve as director other than the nominees listed below.

01 - Barbara M. Baumann	Mark here to vote FOR all nominees	Mark here to WITHHOLD vote from all nominees		For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.
02 - Anthony J. Best
03 - Larry W. Bickle
04 - William J. Gardiner
05 - Mark A. Hellerstein
06 - Julio M. Quintana
07 - John M. Seidl
08 - William D. Sullivan

		For	Against	Abstain
2. The proposal to ratify the appointment by the Audit Committee of Deloitte & Touche, LLP as the Company’s Independent Registered Public Accounting Firm.

Non-Voting Items
Change of Address — Please print new address below.

Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.			Signature 2 — Please keep signature within the box.

	C 1234567890 1 U P X	J N T 0 1 2 8 3 7 1		MR A SAMPLE (THIS AREAIS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR ASAMPLE AND MR ASAMPLE AND MR A SAMPLE AND MR ASAMPLE AND MR ASAMPLE AND MR A SAMPLE AND MR ASAMPLE AND

<STOCK#>	00OQ2C

IF YOU HAVE NOT VOTED VIATHE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — St. Mary Land & Exploration Company

1776 Lincoln Street, Suite 700

Denver, Colorado 80203

This proxy is solicited on Behalf of the Board of Directors For the Annual Meeting of Stockholders on May 15, 2007.

The undersigned hereby appoints Anthony J. Best and David W. Honeyfield, or either of them, each with the power to appoint his substitute, as proxies for the undersigned to vote all shares of St. Mary Land & Exploration Company common stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on  May 15, 2007, and at any reconvened meeting after any adjustment thereof, as directed on the matters referred to on the reverse side and at their discretion on any other matters that may properly be presented at the meeting.

This proxy when properly executed will be voted in the manner directed by the undersigned stockholder.  If this proxy is properly executed but no voting direction is given, this proxy will be voted “For” all director nominees listed on this proxy and the ratification of the appointment by the Audit Committee of Deloitte & Touche, LLP as St. Mary Land & Exploration Company’s Independent

This proxy also confirms discretionary authority to the proxies to vote on any other matters that may properly be presented at the meeting.  As of the date of the accompanying proxy statement, St. Mary Land & Exploration Company’s management did not know of any other matters to be presented at the meeting.  If any other matters are properly presented at the meeting, this proxy will be voted in accordance with the recommendations of St. Mary Land & Exploration Company’s management.

Please mark, date and sign on the reverse side.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.		☒

Annual Meeting Proxy Card
PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. The Nominating and Corporate Governance Committee of the Board of Directors has nominated the below eight persons to stand for election as directors.  As of the date of the accompanying proxy statement, no one has been nominated to serve as director other than the nominees listed below.

01 - Barbara M. Baumann	Mark here to vote FOR all nominees	Mark here to WITHHOLD vote from all nominees		For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.
02 - Anthony J. Best
03 - Larry W. Bickle
04 - William J. Gardiner
05 - Mark A. Hellerstein
06 - Julio M. Quintana
07 - John M. Seidl
08 - William D. Sullivan
		For	Against	Abstain
2. The proposal to ratify the appointment by the Audit Committee of Deloitte & Touche, LLP as the Company’s

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.			Signature 2 — Please keep signature within the box.

	C 1234567890 1 U P X	J N T 0 1 2 8 3 7 2		MR A SAMPLE (THIS AREAIS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND
<STOCK#>	00OQ2C

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — St. Mary Land & Exploration Company

1776 Lincoln Street, Suite 700

Denver, Colorado 80203

This proxy is solicited on Behalf of the Board of Directors For the Annual Meeting of Stockholders on May 15, 2007.

The undersigned hereby appoints Anthony J. Best and David W. Honeyfield, or either of them, each with the power to appoint his substitute, as proxies for the undersigned to vote all shares of St. Mary Land & Exploration Company common stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on  May 15, 2007, and at any reconvened meeting after any adjustment thereof, as directed on the matters referred to on the reverse side and at their discretion on any other matters that may properly be presented at the meeting.

This proxy when properly executed will be voted in the manner directed by the undersigned stockholder.  If this proxy is properly executed but no voting direction is given, this proxy will be voted “For” all director nominees listed on this proxy and the ratification of the appointment by the Audit Committee of Deloitte & Touche, LLP as St. Mary Land & Exploration Company’s Independent Public Accounting Firm.

This proxy also confirms discretionary authority to the proxies to vote on any other matters that may properly be presented at the meeting.  As of the date of the accompanying proxy statement, St. Mary Land & Exploration Company’s presented at the meeting.  If any other matters are properly presented at the meeting, this proxy will be voted in accordance with the recommendations of St. Mary Land & Exploration Company’s management.

Please mark, date and sign on the reverse side.